MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as of this 3rd day of October, 1999, by and among MEADOW POINTE GENERAL PARTNERSHIP, a Florida general partnership (the "Partnership"), DEVCO III, LLC, a Florida limited liability company ("Devco"), and DONALD A. BUCK (the "Executive Manager"), individually. Capitalized terms not defined herein shall have the meaning ascribed to them in that certain Agreement of General Partnership between Devco and Meadow Pointe East, L.L.C., a Delaware limited liability company, of even date herewith (the "Partnership Agreement").

                                  WITNESSETH:

         WHEREAS, the Partnership has entered into an Agreement for Development, Sale and Purchase of Real Property, dated October 5, 1999, with Clearwater Bay Associates, Inc., a Florida corporation (the "Purchase Agreement"), pursuant to which the Partnership has agreed to develop and market single family building lots and building units in a master planned development presently known as Wesley Chapel Lakes (the "Property"); and

         WHEREAS, pursuant to the terms of the Partnership Agreement, Devco and the Executive Manager have agreed, and are obligated, to develop and manage the Property in accordance with the Purchase Agreement and the Partnership Agreement; and

         WHEREAS, the Partnership, Devco and the Executive Manager desire to enter into this Agreement for the purpose of defining the terms of their relationship with respect to the development and management of the Property.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  premises  herein
contained, the parties hereto do hereby agree as follows:

         1. MANAGEMENT AGREEMENT. Pursuant to the terms and conditions of this Agreement, the Partnership hereby employs Devco as its manager of the Property pursuant to the terms and conditions of this Agreement and the Partnership Agreement. The Executive Manager agrees to fully perform all obligations of Devco under this Agreement and the Partnership Agreement.

         2. MANAGEMENT. The Executive Manager and Devco each agree that they will use their best efforts to develop and manage the Property in accordance with the terms of the Purchase Agreement and the Partnership Agreement throughout the term of this Agreement. The Partnership hereby grants to Devco the authority described in Section 1.3 of the Partnership Agreement.

         3.  CAPITAL IMPROVEMENTS.  The Development Plan and Budget
(the "Budget")(approved pursuant to the terms of the Partnership Agreement)


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


constitutes the authorization for Devco  to  expend  money  to  develop  and
market  the  Property.   Except  for expenditures  made and  obligations
incurred which were included in the Budget, previously approved by the Partnership, or otherwise not required to be approved by the Partnership, Devco shall not have any authority to make any expenditure or incur any obligation on behalf of the Partnership.

         4. PARTNERSHIP EXPENSES. The expense of any third party independent contractor retained by the Partnership or by Devco on behalf of the Partnership and in accordance with the Budget or otherwise approved of by the Partnership shall be an expense of the Partnership.

         5. EXECUTIVE MANAGER'S FEE. In consideration to oversee, supervise and develop the Property on behalf of Devco under this Agreement and for the benefit of the Partnership, the Executive Manager shall be paid the sum of One Hundred Fifty Thousand Dollars ($150,000) per year during the term hereof from monies of the Partnership and/or the CDDs (as defined in Section 8 herein), as applicable. This fee shall be paid in equal monthly installments beginning one (1) month from the date hereof.

         6. PAYMENTS AND REIMBURSEMENTS TO DEVCO. Subject to Section 7 below, in accordance with the Budget, as amended from time to time, the Partnership shall promptly pay or, if applicable, reimburse Devco for all costs and expenses reasonably incurred by Devco in connection with the performance of its duties hereunder, including office overhead expense, professional and clerical expense, and other standard annual charges listed on Exhibit A attached hereto and approved by the Partnership. Except for the fee to be paid to the Executive Manager as set forth in Section 5 above, the Partnership shall not pay or reimburse Devco for any additional amounts for the services of the Executive Manager.

         7.  MANAGEMENT FEES FROM THE COMMUNITY DEVELOPMENT
DISTRICTS. As more particularly set forth in the Purchase Agreement, the Partnership plans to establish one or more community development districts pursuant to Chapter 190, Florida Statutes (individually and collectively, the "CDDs"), to finance and manage the construction of certain public infrastructure improvements that will benefit the Property. As set forth in the Purchase Agreement and Exhibit "F" thereto, the Partnership intends to enter into one or more Project Management Agreements with the CDDs pursuant to which the Partnership shall be compensated for supervising the construction of infrastructure improvements by the CDDs. Devco will provide construction management services to the CDDs on behalf of the Partnership, however, Devco will not receive any management fees directly from the CDDs (including monies to pay the Executive Manager's fee described in Section 5 above). The parties anticipate that such fees will be paid to the Partnership by the CDDs and the Partnership will, in turn, make payments to Devco (including all or a portion of the Executive Manager's fee, as applicable). However, if and to the extent that Devco receives such management fees from the CDDs (other than compensation received by the Executive Manager or by other Devco employees for serving on the board of supervisors of the CDDs), such fees paid directly by the CDDs shall be credited against the amounts due to Devco hereunder.

         8. NON-ASSIGNABILITY. This Agreement is not assignable by Devco or the Executive Manager without the prior written consent of both partners of the Partnership.

         9. EMPLOYEES; INDEPENDENT CONTRACTOR. Devco shall have in its employ at all times a sufficient number of capable employees to enable it to reasonably, properly, adequately, safely and economically manage, operate, maintain and account for the Property. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Devco, which is in all respects the employer of such employees. Devco shall fully comply with all acts and regulations having to do with workmen's compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer/employee related subjects. Neither Devco nor the Executive Manager shall be considered employees of the Partnership. Devco shall at all times during the term of this Agreement be considered an independent contractor of the Partnership.

         10. MANAGEMENT FEE UPON TERMINATION. Notwithstanding anything contained herein to the contrary, if the Partnership terminates this Agreement pursuant to Section 11 hereof, then in such event Devco shall only be entitled to receive, as full and sole compensation under this Agreement, all payments already paid or accrued pursuant to Sections 5, 6 and 7 hereof as of the date of termination. Upon any such termination, the Partnership shall pay all reasonable and customary costs and expenses incurred by Devco pursuant to the terms of this Agreement and the Partnership Agreement through the date of the termination.

         11.      TERM AND TERMINATION.


                  (a) Term. This Agreement shall become effective on the date hereof and shall continue in full force and effect, until earlier terminated pursuant to Section 11(b) herein.

                  (b) Termination. This Agreement shall terminate immediately upon the occurrence of the earlier of the following events:

                     (i) In the Partnership's reasonable discretion, For Cause (as hereinafter defined).

                    (ii) Upon the termination of the Partnership for any reason or the occurrence of any event described in Article 10 of the Partnership Agreement.

                   (iii) Upon the termination of the Purchase Agreement for any reason.

                    (iv) If Devco ceases to be a partner of the Partnership.

                  (c) Termination for Cause. "For Cause" shall mean (i) a default by Devco in any respect in the performance or observance of any covenant, or term of this Agreement or the Partnership Agreement, provided that the breach shall be material and adverse to the Partnership and that Devco shall fail either (A) to cure, terminate or remove such default within thirty (30) days after written notice thereof from the Partnership to Devco, or (B) if such default cannot be cured within the aforesaid 30-day period, to diligently pursue the cure of such default within such additional period as shall be reasonable to cure such default, provided Devco is capable of curing such default and such cure may be accomplished without damage or expense to the Partnership by reason of the cure; or (ii) if Devco engages in criminal misconduct or commits fraud which results in a loss to the Partnership.

                  (d) Effect of Termination. Upon termination of this Agreement, Devco shall, as soon as practicable but in no event later than the thirtieth
(30th) day after notice is given in accordance with Section 13 hereof:

                      (i) Surrender and deliver to the Partnership:

                          (A) all funds held by Devco in connection with the
                              Property; and

                          (B) any other monies of the Partnership in possession
                              of Devco in any bank account;

                     (ii) Deliver to the Partnership as received any monies due the Partnership under this Agreement but received by Devco after the effective date of such termination;

                    (iii) Deliver to the Partnership all materials, equipment, tools and supplies, keys, contracts and documents relating to the Property, and copies of such other accountings, papers, and records as the Partnership shall request pertaining to the Property;

                     (iv) If applicable, assign the existing contracts relating to the development of the Property to the Partnership or such third parties as the Partnership shall direct;

                      (v) Vacate any portion of the Property then occupied by Devco as a consequence of this Agreement; and

                     (vi) Furnish all such information in order to effectuate an orderly and systematic ending of Devco's duties and activities hereunder. Within ten (10) days after any such termination, Devco shall deliver to the Partnership any written reports required hereunder for any period not covered by prior reports at the time of termination. With regard to the originals of all papers and records pertaining to the Property, the possession of which are retained by Devco after termination, Devco shall: (A) make the same available for inspection and reproduction by the Partnership at reasonable times upon request of the Partnership; (B) deliver same into the Partnership's possession in the event the Partnership in good faith requires same for use in a legal or quasi-legal proceeding; and (C) not destroy the same without first offering to deliver the same to the Partnership.

         12. ASSIGNMENTS. Neither party may assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

         13. NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing (including facsimile, telex, telefax and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

                                              With a copy to:

MEADOW POINTE GENERAL                         Lewis F. Crippen, Esq.
PARTNERSHIP                                   Gunster, Yoakley, Valdes-Fauli
                                              & Stewart, P.A.
c/o BF Enterprises, Inc.                      777 S. Flagler Drive
100 Bush Street                               Suite 500-East
Suite 1250                                    West Palm Beach, FL 33401
San Francisco, CA 94104                       Fax: (561) 655-5677
Attn: Brian P. Burns, Esq.
         Stuart B. Aronoff
Fax: (415) 788-5756
                                               With a copy to:

DEVCO III, L.L.C.                              Akerman, Senterfitt & Eidson
15436 North Florida Avenue                     100 S. Ashley
Tampa, Florida 33613                           Suite 1500
Attn: Donald A. Buck                           Tampa, Florida 33602
Fax: (813) 969-0128                            Attn: Mark K. Straley, Esq.
                                               Fax: (813) 223-2837


or to such other address as any party may designate by notice complying with the terms of this Section 13. Each such notice shall be deemed delivered on: (a) the date delivered if by personal delivery; (b) the date telecommunicated if by telegraph; (c) the date of transmission with confirmed answer back if by facsimile, telex, telefax or other telegraphic method; and (d) the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         14. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns.

         15. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

         16. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of laws.

         17. NO CONSTRUCTION AGAINST DRAFTSMEN. The parties acknowledge that this is a negotiated Agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

         18. SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         19. ABILITY TO ENTER INTO AGREEMENT. Each party represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state of its organization, with all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

         20. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

         21. ARBITRATION. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Pasco County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within thirty (30) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty (60) days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

         22. RELATIONSHIP OF PARTIES. The parties are aware and agree that the relationship between the Partnership and Devco (including the Executive Manager) under this Agreement shall be that of an independent contractor and not an agent or employee.

         23. NO THIRD PARTY BENEFICIARY. This Agreement is solely between the parties hereto and no person or persons not a party hereto shall have any rights or privileges whatsoever either as a third party beneficiary or otherwise.

         24. INCONSISTENCIES. Notwithstanding anything herein to the contrary, if any provision in this Agreement shall be deemed inconsistent with the Partnership Agreement, such provision herein shall be deemed invalid to the extent so inconsistent and the Partnership Agreement shall control such matter between the parties to this Agreement.

         25. ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonably attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administration costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

         26. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Pasco County, Florida. Any civil action, arbitration or legal proceeding arising out of or relating to this

Agreement shall be brought in the courts of record of the State of Florida in Pasco County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action, arbitration or legal proceeding and waives any objection to the laying of venue of any such civil action, arbitration or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules or procedure or local rules.

         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement the day and year first above written.

                                              MEADOW POINTE GENERAL
                                              PARTNERSHIP:


                                              MEADOW POINTE EAST, L.L.C.,
                                              General Partner


                                              By: /s/ Stuart B. Aronoff
                                                  ----------------------
                                              Name: Stuart B. Aronoff
                                              Title: Senior Vice President


                                              DEVCO III, L.L.C., General Partner

                                              By: /s/ Donald A. Buck
                                                  -------------------
                                              Name: Donald A. Buck
                                              Title: President

                                              EXECUTIVE MANAGER:


                                                 /s/ Donald A. Buck
                                                 ----------------------
                                                 Donald A. Buck


                                               DEVCO, III, L.L.C.


                                               By: /s/ Donald A. Buck
                                                       -------------------
                                               Name: Donald A. Buck
                                               Title: President

                               EXHIBIT "A"
                                EXPENSES


                             (See Attachment)

WCL (MEADOW POINT III) DEVCO NON CDD

Standard Annual Charges


                                                         2000           2001            2002           2003            2004
                                                         ----           ----            ----           ----            ----
1.  Office rent                                        $3,000         $3,150          $3,308         $3,473          $3,647
2.  Office utilities                                      180            189             198            208             219
3.  Telephone (including mobile phones)                 1,440          1,512           1,588          1,667           1,750
4.  Receptionist services                               1,752          1,840           1,932          2,028           2,130
5.  Computer service charges                            1,500          1,575           1,654          1,736           1,823
6.  Office supplies, expense                              108            113             119            125             131
7.  Club dues                                           2,400          2,520           2,646          2,778           2,917
8.  Mileage                                             4,500          4,725           4,961          5,209           5,470
9.  Devco staff                                       144,000        151,200         158,760        166,698         175,033
                                                      -------        -------         -------        -------         -------
                                       Total         $158,880       $166,824        $175,165       $183,923        $193,120

